UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 11, 2022

The Carlyle Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35538	45-2832612
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Pennsylvania Avenue, NW
Washington,	DC	20004-2505
(Address of Principal Executive Offices)		(Zip Code)
(202) 729-5626
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CG	The Nasdaq Global Select Market
4.625% Subordinated Notes due 2061 of Carlyle Finance L.L.C.	CGABL	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Directors
On February 16, 2022, The Carlyle Group Inc. (the “Company”) issued a press release announcing that effective April 1, 2022, Linda Hefner Filler and Mark Ordan will join the Board of Directors (the “Board”) of the Company as Class II and Class III directors, respectively. The appointments were approved by the Board on February 14, 2022.
Ms. Filler, age 62, retired as President of Retail Products, Chief Marketing Officer and Chief Merchandising Officer at Walgreen Co., a retail pharmacy company, in 2017. Prior to Walgreen Co., Ms. Filler served in Executive Vice President roles at Walmart Inc., a publicly-traded retail and wholesale operations company, and at Kraft Foods, Inc., a food and beverage manufacturing and processing company. Prior to Kraft Foods, Inc., Ms. Filler served for a number of years at Hanesbrands Inc., a publicly-traded multinational clothing company, including Chief Executive Officer roles of its largest branded apparel businesses. Ms. Filler is Lead Independent Director at Danaher Corporation, a publicly-traded global life science and technology company, where she has served as a director since 2004, and serves as Chair of its Nominating & Governance Committee and on its Science & Technology Committee. Ms. Filler also serves on the Board of Directors of Eversight, Inc., a private AI-based price and promotion optimization company for consumer goods companies and retailers. Ms. Filler serves as Chair of the Development committee for the Chicago Public Library Foundation, and on its executive committee, among other philanthropic activities. Ms. Filler earned an MBA from Harvard Business School and an MS from the University of North Texas.
Mr. Ordan, age 62, joined MEDNAX, Inc., a publicly-traded national medical group, in 2020 and currently serves as its Chief Executive Officer and a Director on its Board of Directors. Previously, Mr. Ordan founded and served as Chief Executive Officer of Quality Care Properties, Inc., a publicly-traded real estate investment trust, from 2016 to 2018 until the sale of the company to Welltower Inc. and Promedica Health System, Inc. Before that, Mr. Ordan served as Chief Executive Officer of Washington Prime Group Inc., a publicly-traded real estate investment trust, from 2014 to 2015, from its inception as a spin-off of the Simon Property Group, Inc. From 2008 to 2013, Mr. Ordan served as Chief Executive Officer of Sunrise Senior Living, Inc., a publicly-traded real estate company, where he led the company’s turnaround and restructuring and oversaw the sale of the company in 2013. From 2006 to 2007, Mr. Ordan served as Chief Executive Officer of The Mills Corporation, a publicly-traded developer, owner and operator of regional shopping malls and retail entertainment centers, until its sale to Simon Property Group, Inc. and Farrallon Capital Management, L.L.C. Mr. Ordan holds a bachelor’s degree in philosophy from Vassar College. He received an MBA from Harvard Business School. Additionally, he is a recipient of the Hitchcock Humanitarian Award from the Cystic Fibrosis Foundation and is an inductee of the Washington Business Hall of Fame. Mr. Ordan currently serves on the Board of Directors of Federal Realty Investment Trust, a publicly-traded real estate investment trust, Vassar College and The Holton Arms School. Additionally, he serves as Vice Chairman of the Board of Directors for the U.S. Chamber of Commerce.
No action has been taken at this time with respect to Ms. Filler’s and Mr. Ordan’s committee appointments. The number of authorized directors on the Board will be increased from 12 to 13 effective as of April 1, 2022, in connection with the appointment of Ms. Filler and Mr. Ordan and the resignation of Ms. Hill.
Ms. Filler and Mr. Ordan will receive the annual compensation we provide to non-employee directors as described in the “Director Compensation” section of the Company’s definitive proxy statement for its 2021 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on April 14, 2021.
Retirement of Director
On February 11, 2022, Janet Hill retired as a member of the Board effective immediately. Ms. Hill had served as a member of the Board since the Company’s initial public offering in May 2012. Ms. Hill’s retirement from the Board was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 7.01	Regulation FD Disclosure.
A copy of the Company’s press release regarding the matters described above has been furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Pursuant to General Instruction B.2 of Current Report on Form 8-K, the information in Item 7.01 of this Current Report on Form 8-K, including the press release attached hereto as Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Furthermore, such information shall not be incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated February 16, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Carlyle Group Inc.

Date: February 16, 2022	By:	/s/ Jeffrey W. Ferguson
	Name:	Jeffrey W. Ferguson
	Title:	General Counsel